Exhibit 10.16

Amendment #1 to Office Services Agreement

This Amendment #1 (“Amendment”) to the Office Services Agreement dated January 1, 2012 (the “Agreement”) by and between Malvern Consulting Group, Inc. (“MCG”) and Recro Pharma, Inc. (“Licensee”) is entered into and effective as of October 3, 2013.

WITNESSETH:

WHEREAS, MCG and Licensee have entered into the Agreement which set forth the understanding of both parties as of January 1, 2012; and,

WHEREAS, MCG and Licensee now desire to amend the Agreement as further described below,

Now, therefore, MCG and Licensee, for themselves, their heirs, legal representatives, successors and assigns, hereby agree as follows:

1.	Section 1 of the Agreement is amended in its entirety to read as follows:

“For the Term of this Agreement, as hereinafter defined, and subject to the conditions and covenants hereinafter set forth, Licensee shall have the right to use certain offices and lab space (collectively, the “Office”) located at 490 Lapp Road, Malvern, PA 19355 (the “Property”) amounting to an aggregate of 1600 square feet of space and to receive those services listed on Exhibit “A” hereto (collectively the “Services”), provided that upon the closing of a Qualified Financing (as defined below), the aggregate square feet of the Office shall be increased to 3786 square feet, comprising the particular space described on Exhibit “A”. “Qualified Financing” shall mean equity investments, including without limitation a public offering of the Licensee’s securities, from an investor or a group of investors aggregating at least $20,000,000.”

2.	Section 4 of the Agreement is amended in its entirety to read as follows:

“For and during the term of this Agreement, Licensee shall pay MCG a monthly charge (collectively “Charges”) for the use of the Office, Lab and for the Services provided herein, of Four Thousand Dollars ($4,000), which must be paid in at the beginning of each month starting January 1, 2012, provided that upon the closing of a Qualified Financing (as defined below), the monthly Charges shall be increased to $9467.93”.

3.	Exhibit A of the Agreement is amended and replaced in its entirety by Exhibit A attached to this Amendment.

This Amendment, together with the Agreement, constitute the entire agreement between the parties with respect to the subject matter contained therein, and together, supersede and replace any and all prior and contemporaneous understandings, arrangements and agreements, whether oral or written, with respect to the subject matter.

Except as otherwise amended hereby, the Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities and obligations of the parties thereto, as presently constituted, will continue in full effect.

IN WITNESS WHEREOF, the parties have caused this Amendment #1 to be executed, effective this 3rd day of October 2013.

Recro Pharma, Inc.		Malvern Consulting Group, Inc.

By:	/s/ Wayne B. Weisman	By:	/s/ Matthew Henwood

Name:	Wayne B. Weisman	Name:	Matthew Henwood

Title:	Chairman	Title:	President

Date:	10/23/13	Date:	10/23/13

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